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                                                                    Exhibit 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use of our report dated February 28, 2000, on the consolidated financial statements of First Bank & Trust, SB and subsidiaries (Bank) and to reference made to us under the captions "Tax Aspects," "Experts," and "Legal and Tax Opinions" in the Application for Conversion and the amendment thereto filed by the Bank with the Office of Banks and Real Estate of the State of Illinois and in the Registration Statement and the amendment thereto filed by First BancTrust Corporation with the United States Securities and Exchange Commission.


/s/ Olive LLP


Decatur, Illinois
February 2, 2001